INVISION CAPITAL, INC.
# 212-810 Peace Portal Drive
Blaine, Wa, 98230
United States of America
TELEPHONE: (360) 305-5696
OTC BB: IVCA

May 10, 2006

FOR IMMEDIATE DISEMINATION

INVISION ADOPTS 2006 STOCK OPTION PLAN AND GRANTS OPTIONS PURSUANT TO PLAN

Blaine, Washington – May 10, 2006 – Invision Capital, Inc. (OTCBB: IVCA) (the "Company") announced today that, on May 5, 2006, the Company’s Board of Directors adopted and approved its 2006 Stock Option Plan (the “Plan”). The Plan allows the Company to grant certain options to its officers, directors and employees, as well as certain qualifying consultants that provide services to the Company. The Company hopes that the granting of options under the Plan will enhance long-term stockholder value by giving its management and service providers an interest in the future prospects of the Company.

On May 5, 2006, the Company issued options to purchase a total of 11,000,000 shares of common stock to various of its employees, officers, directors and consultants pursuant to the Plan. Each of the options were granted with an exercise price of $1.00 per share and contain staggered vesting provisions. Each of the options granted will expire 5 years after the date such options become vested. Included in the option grants were options to acquire up to 5,590,000 shares of our common stock, granted to our officers and directors.

Through its wholly owned German operating subsidiary, EDI Exploration Drilling International GmbH (“EDI”), the Company is engaged in the business of developing and marketing technologies, equipment and procedures used in the locating of underground water resources and the sinking of water wells and in the providing of related services.

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, the Company is a development stage company, and has not earned any revenues to date. There are no assurances that either EDI or the Company will be able to successfully develop its business or be able to generate significant revenues.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

INVISION CAPITAL, INC.

“John Boschert”
John Boschert
Secretary